Exhibit G

Master Service Agreement

Customer Full Legal Name: Secured Investment Corp

Customer Address: 701 E Front Ave, Fl 2, Coeur d'Alene, ID 83814

This Master Subscription Services Agreement is between Crowd Engine, Inc., a Delaware corporation with its principal place of business at 4770 South 900 East, Suite 200, Salt Lake City, UT 84117 (“CrowdEngine"), and the Customer named above (“Customer"). This Agreement is effective as of the last date beneath the parties' signatures below (the “Effective Date").

CrowdEngine provides crowdfunding solutions through which CrowdEngine's customers can operate an equity, donation, or rewards based crowdfunding website.

Customer desires to access and use CrowdEngine's solutions to operate a crowdfunding website.

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, CrowdEngine and Customer agree as follows:

1.	DEFINITIONS

1.1  “Administrative Account" means security access codes, passwords and user IDs for Customer's authorized internal personnel to access the CrowdEngine Technology and Subscription Services for the purpose of configuring and administering the Customer Portal.

1.2  “Affiliate" means any entity which directly or indirectly controls, is controlled by, or is under common control with the subject entity. “Control," for purposes of this definition, means direct or indirect ownership or control of more than 50% of the voting interests of the subject entity.

1.3  “Agreement" means collectively this Master Subscription Services Agreement and any exhibits, schedules and addenda hereto and any Service Order entered into between Customer and CrowdEngine.

1.4  “Applicable Laws" means any country, federal, state, provincial, commonwealth, cantonal or local government laws, statutes, rules, regulations, or ordinances or similar government requirement applicable to a party, including without limitation all applicable securities, data protection, privacy and electronic communications laws and regulations, whether in existence as of the date of this Agreement or thereafter enacted, promulgated or amended.

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1.5  “Authorized User" means any individual or entity which is required to log in to the Customer Portal in order to use one or more of its features or functionalities. Authorized Users may include, without limitation, individuals or entities that use the Customer Portal to run a crowdfunding project and to provide rewards or to issue equity in connection with such project, to make pledges to or investments in a crowdfunding project or investment offering, and/or to provide comments or questions with respect to a crowdfunding project.

1.6	“Authorized User Agreement" has the meaning given to such term in Section 4.

1.7  "CrowdEngine Technology" means the computer hardware, software, source code, proprietary methods and systems, and other tangible equipment and intangible computer code necessary to deploy and serve the Subscription Services via the Customer Portal, as available on the Effective Date of this Agreement and subject to modification from time to time.

1.8  “Customer Content" means all information, content and materials provided by Customer and/or its End Users which are displayed and/or published on the Customer Portal, including without limitation text, artwork, information relating to projects, products, services, designs, and prototypes of Customer and/or its End Users, and all Proprietary Rights related thereto.

1.9  “Customer Data" means business and financial data and information of Customer, submitted by or for Customer to the Subscription Services, or collected and processed by or for Customer using the Subscription Services relating to Customer's crowdfunding activities on the Customer Portal, and all End User Information.

1.10  “Customer Domain" means the public domain name owned by Customer (for example, Customername.com) which Customer will point and configure to the Customer Portal URL for End Users to access the Customer Portal.

1.11   "Customer Portal" means the CrowdEngine URL created for Customer, hosted by CrowdEngine (for example, Customer.crowdengine.com) (the “Customer Portal URL"), to which Customer drives End Users via its Customer Domain and the site at which CrowdEngine will provide the Subscription Services, including the CrowdEngine Technology, to Customer pursuant to this Agreement.

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1.12  “Documentation" means documentation related to Customer's access of the CrowdEngine Technology to access and use the Subscription Services delivered by CrowdEngine to Customer, as updated by CrowdEngine from time to time.

1.13  “End Users" means collectively Authorized Users and Visitors.

1.14  “End User Information" means the names, phone numbers, email addresses, physical addresses, contact information, credit card information and any other personal or business information of End Users.

1.15  “Malicious Code" means code, files, scripts, agents or programs intended to do harm, including, for example, viruses, worms, time bombs and Trojan horses.

1.16  "Proprietary Rights" means any and all rights, whether registered or unregistered, in and with respect to patents, copyrights, Confidential Information, know-how, trade secrets, moral rights, contract or licensing rights, confidential and proprietary information protected under contract or otherwise protected under law, trade names, domain names, trade dress, logos, animated characters, trademarks, service marks, and other similar rights or interests in intellectual property.

 1.17  “Service Order" means an ordering document specifying the Subscription Services to be provided hereunder that is entered into between Customer and CrowdEngine, including any addenda and supplements thereto.

 1.18  "Subscription Services" means the web services described and specified on the applicable Service Order and any updates or upgrades to such services which may be generally released by CrowdEngine to its Customers and End Users from time to time during the term of this Agreement. The Subscription Services include the CrowdEngine Technology.

 1.19  “Visitor" means an individual who is permitted to use certain features or functionalities of the Customer Portal without being required by Customer to log in. Visitors may include, without limitation, those individuals who browse the Customer Portal and those who are allowed by Customer to provide comments or questions regarding a crowdfunding project without logging in.

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2.  SERVICES

2.1  Interface Customization. Unless otherwise agreed to in the applicable Service Order, CrowdEngine will provide a standard design template that can be customized or replaced by Customer.

2.2  Launch Support. If so specified in the applicable Service Order, CrowdEngine will also provide launch support services to Customer to expedite Customer's set-up and use of the Subscription Services.

2.3  Provision of Subscription Services. CrowdEngine will (a) use commercially reasonable efforts to make the Subscription Services available to Customer pursuant to this Agreement and the applicable Service Order,

(b) provide CrowdEngine standard support for the Subscription Services to Customer at no additional charge, and/or upgraded support, if purchased, and (c) use commercially reasonable efforts to make the online Subscription Services available 24 hours a day, 7 days a week, except for: (i) planned downtime (of which CrowdEngine will give at least 24 hours electronic notice and which CrowdEngine will schedule to the extent practicable during the weekend hours between 6:00 p.m. Friday and 3:00 a.m. Monday Mountain time), and (ii) any unavailability caused by circumstances beyond CrowdEngine's reasonable control, including, for example, an act of God, act of government, flood, fire, earthquake, civil unrest, act of terror, strike or other labor problem (other than one involving CrowdEngine employees), Internet service provider failure or delay, or denial of service attack. Customer acknowledges that End Users will access the Customer Portal via their own Internet access (i.e., CrowdEngine is not supplying internet access or support to End Users).

3.  USE OF SERVICES

3.1  Permitted Use. Customer may only access and use the Subscription Services for the purpose of offering the Customer Portal to Customer's End Users.

3.2  Non-transferability. The rights granted in this Agreement are granted only to the named Customer, and not to any other entity, including without limitation Customer's Affiliates. Customer may not transfer or sublicense its rights under this Agreement or sell or redistribute the Customer Portal to any other party.

3.3  Administrative Accounts for Subscription Services. CrowdEngine will permit access to the Subscription Services by Customer only over the Internet using Administrative Accounts assigned by CrowdEngine to authorized Customer employees. Administrative Accounts will be deemed the Confidential Information of CrowdEngine. Accordingly, no Administrative Account may be shared by Customer or Customer employees with any other individual not assigned such an Administrative Account by CrowdEngine, except that an

Administrative Account may be reassigned to a new individual replacing one who no longer requires ongoing use for Customer's permitted use of the Subscription Services. Customer will be responsible for all activities conducted using the Administrative Accounts.

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3.4  Administration. Customer will be responsible for the administration of the Customer Portal via the assigned Administrative Accounts and for all Customer Content that appears therein, including, without limitation the design, configuration, and custom functionality of the Customer Portal that is permitted by the Subscription Services.

3.5  Technical Contacts. Customer will designate a primary technical contact for communicating with CrowdEngine regarding technical issues hereunder. Customer may change its primary technical contact from time to time by providing written notice to CrowdEngine.

3.6  Fulfillment. Customer will be solely responsible for fulfilling all orders and/or investments placed by End Users via the Customer Portal and for providing customer service to End Users.

3.7  Other Customer Responsibilities. In addition to all other obligations and requirements of Customer set forth in this Agreement, Customer will (a) be responsible for its employees' compliance with this Agreement,

(b) be responsible for the accuracy, quality and legality of Customer Data and the means by which Customer acquires Customer Data, (c) use commercially reasonable efforts to safeguard and protect the Administrative Accounts and prevent unauthorized access to or use of the Subscription Services, and notify CrowdEngine promptly of any such known or suspected unauthorized access or use, (d) use Subscription Services only in accordance with this Agreement, the Documentation and Applicable Laws, and (e) notwithstanding anything to the contrary in this Agreement, not refer to CrowdEngine or include any information about CrowdEngine in any written private placement memorandum or other written offering material or communications used by Customer in connection with an offering of securities without CrowdEngine's prior written consent in each instance.

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3.8  Use Restrictions. Except as allowed herein, Customer represents, covenants and warrants that Customer will not, nor will it permit or assist others to, do or attempt to do any of the following: (a) make the Subscription Service or CrowdEngine Technology available to, or use the Subscription Service CrowdEngine Technology for the benefit of, anyone other than Customer or Authorized Users in accordance with the terms and conditions of this Agreement, (b) sell, resell, license, sublicense, distribute, rent, lease or time-share the Subscription Service, CrowdEngine Technology or Administrative Accounts, or, except as expressly permitted in Section 3.1, include the Subscription Service or CrowdEngine Technology in a service bureau or outsourcing offering, (c) use the Subscription Service or CrowdEngine Technology to store or transmit infringing, libelous, defamatory, fraudulent, or otherwise unlawful or tortious material, or any discriminatory, obscene, harmful, pornographic, vulgar, harassing, hateful, abusive or racially, ethnically, religiously, sexually or otherwise offensive material, or any material in violation of third-party privacy rights, (d) process or permit to be processed the data of any third-party that is not expressly authorized herein to access and use the Subscription Service or CrowdEngine Technology, (e) use the Subscription Service or CrowdEngine Technology to store, transmit or propagate any Malicious Code or any other programming routine intended to damage the Subscription Services or CrowdEngine Technology, (f) interfere with or disrupt the integrity or performance of the Subscription Service or CrowdEngine Technology or the third-party data contained therein, (g) attempt to gain unauthorized access to the Subscription Service or CrowdEngine Technology or its related systems or networks or the third party data contained therein, (h) abuse or fraudulently use the Subscription Service or CrowdEngine Technology, or access, alter, or destroy any information of any Customer of CrowdEngine by any fraudulent means or device, (i) permit direct or indirect access to or use of the Subscription Service, CrowdEngine Technology or Administrative Accounts in a way that circumvents a contractual usage limit, (j) knowingly permit access to the Customer Portal by a direct competitor of CrowdEngine, (k) copy the Subscription Service or CrowdEngine Technology or any part, feature, function or user interface thereof, (l) access the Subscription Services or CrowdEngine Technology for the purpose of building a product or service that is competitive with, or copies the features or user interface of, the Subscription Services or CrowdEngine Technology, (m) use or permit to be used the Subscription Services or CrowdEngine Technology for purposes of evaluating, benchmarking or doing any other comparative analysis of the services or products offered through the Subscription Services or CrowdEngine Technology, for the purposes of publication without CrowdEngine's prior written consent, which CrowdEngine will be free to withhold for any or no reason, (n) access, modify, copy, cache, store or create derivative works based on the Subscription Service or CrowdEngine Technology, (o) attempt to reproduce or duplicate, or succeed in reproducing or duplicating, the Subscription Services, (p) reverse-engineer, decompile, disassemble, create a derivative work from, or otherwise attempt to derive the source code of, any part of the CrowdEngine Technology (to the extent such restriction is permitted by Applicable Laws), (q) utilize the Customer Portal or Subscription Services as a factor in establishing an individual's eligibility for credit, insurance or employment, or in connection with a determination of an individual's eligibility for a license or other benefit granted by a governmental authority, or in connection with underwriting individual insurance, or in any way that would cause the Subscription Services to constitute a “consumer report" under the Fair Credit Reporting Act or similar statute or by any authority having jurisdiction over the parties, (r) use spam or unsolicited email to promote the Subscription Service or CrowdEngine Technology, or (s) use the Subscription Service, CrowdEngine Technology, or Customer Portal in a manner that violates any Applicable Law. Customer agrees to abide by our upstream providers Acceptable Use Policy,available here https://aws.amazon.com/aup/ and here https://www.heroku.com/policy/aup.

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3.9  Communication Services. The Subscription Services may contain e-mail services, bulletin board services, news groups, forums, communities, personal web pages, calendars, photo albums, file cabinets or other message or communication facilities designed to enable Customer or End Users to communicate with others

(the "Communication Services"). Customer agrees to use the Communication Services only to post, send and receive messages and materials that are proper and, when applicable, related to the particular Communication Services, in accordance with Applicable Law. CrowdEngine has no obligation to monitor the Communication Services. CrowdEngine reserves the right, but is not obligated, to review materials posted to the

Communication Services and to edit, remove or refuse to post any materials which are in violation of the representations set forth in this Agreement with or without notice to Customer, or to remove any materials at any time, without notice to Customer, for any reason and in CrowdEngine's sole discretion. CrowdEngine reserves the right to terminate or suspend access to any or all of the Communication Services at any time, without notice, for any reason whatsoever. Customer acknowledges that emails, chats, postings, conferences and other communications by End Users are not controlled or endorsed by CrowdEngine, and such communications will not be considered reviewed, screened or approved by CrowdEngine. Statements made in forums, bulletin boards, chats and other Communication Services reflect only the views of their authors.

CrowdEngine specifically disclaims any liability with regard to the Communication Services and any actions resulting from Customer or End User participation in any Communication Services. CrowdEngine reserves the right at all times to disclose any Customer Content found on the Communications Services as CrowdEngine deems necessary to satisfy any Applicable Law, regulation, legal process or governmental request in CrowdEngine's reasonable business judgment, provided that CrowdEngine gives Customer prior notice of its intent to disclose such Customer Content found on the Communications Services.

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3.10  Third Party Services. Certain links provided by CrowdEngine lead to third party websites. These third party websites are not under the control of CrowdEngine and may collect data or solicit personal information from Customer or the End Users. CrowdEngine is not responsible for their content, business practices or privacy policies, or for the collection, use or disclosure of any information those third party websites may collect.

CrowdEngine is providing these links to Customer and End Users only as a convenience, and the inclusion of any link does not imply endorsement by CrowdEngine of the linked third party websites. Some of these third party websites may charge separate fees, which are not included in any subscription or other fees that Customer may pay to CrowdEngine. Any separate charges or obligations Customer incurs in Customer's dealings with these third parties are Customer's responsibility. CrowdEngine makes no representation or warranty with regard to third-party websites, including, without limitation, any products, services, software or content provided by any third party even if linked from the Customer Portal or via the Subscription Services. CrowdEngine may in its sole discretion replace or discontinue access to any third party websites at any time.

3.11  Suspension of Service. Notwithstanding anything to the contrary in this Agreement, in the event of any breach by Customer of any of Customer's representations, warranties, covenants, or obligations under this Agreement, other than for non-payment as provided in Section 6.4, in addition to any other remedies available at law or in equity, CrowdEngine will have the right to suspend any Subscription Services if deemed reasonably necessary by CrowdEngine in its reasonable business judgment to prevent any harm to CrowdEngine and its business. CrowdEngine will provide notice to Customer and an opportunity to cure, if practicable, depending on the nature of the breach. Once cured, CrowdEngine will promptly restore the Subscription Services.

4. AUTHORIZED USER AGREEMENTS.

4.1  Authorized User Agreement. Customer will ensure that each Authorized User, as a pre-condition to being authorized by Customer to use the Customer Portal, enters into a binding agreement with Customer (which may be an electronic agreement which the Authorized User accepts by “clicking through" an acceptance gateway) (each, an “Authorized User Agreement") which, among other things, (a) limits the Authorized User's use of the Customer Portal solely to conducting the Authorized User's own crowdfunding project or to pledging to or investing in, or providing comments or questions with respect to another Authorized User's crowdfunding project, (b) contains obligations and restrictions affording protection to the CrowdEngine Technology, the Subscription Services, and CrowdEngine's Confidential Information consistent in all material respects with, and at least as protective as, the terms and conditions applicable thereto as provided in this Agreement, (c) expressly disclaims and excludes all warranties purported to be made on or behalf of, and all liability of, Customer's suppliers and service providers, (d) requires the Authorized User to observe and comply with all Applicable Laws and to not engage in unfair or deceptive trade practices or fraudulent activity, (e) obtains from the Authorized User all rights and licenses necessary for CrowdEngine's receipt, storage, processing, use, modification, and disclosure of the Authorized User's End User Information and other Customer Content supplied by the Authorized User to the fullest extent necessary or useful for CrowdEngine's provision of the Subscription Services and performance of its other obligations hereunder, (f) links to and incorporates the Customer's privacy policy, and (g) requires the Authorized User to acknowledge and agree that Customer's suppliers and service providers are intended third party beneficiaries of such agreement and are entitled to rely upon and enforce all provisions of such agreement to the same extent as if CrowdEngine was a party thereto. Promptly upon becoming aware of any breach by an Authorized User of an Authorized User Agreement, Customer will take all steps reasonably necessary to mitigate the damages, liability and other adverse effects arising therefrom, and to prevent further harm, including without limitation by disabling such Authorized User's access to the Customer Portal, if warranted.

4.2  Customer Privacy Policy. Customer will display on the Customer Portal and incorporate into each Authorized User Agreement a privacy policy which complies with all Applicable Laws, including without limitation those pertaining to privacy, user data, personal data, and data security, and will require each End User to agree and consent to the privacy policy. Customer will not obtain, collect or use any End User Information, or possess any data that is not publicly available, in violation or breach of such privacy policy, or otherwise engage in any practice inconsistent with such privacy policy or any other terms of the Agreement.

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4.3  Visitor Website Terms of Use. Customer will display on the Customer Portal a website terms of use which, among other things, expressly disclaims and excludes all warranties purported to be made on or behalf of, and all liability of Customer's suppliers and service providers, obtains from the Authorized User all rights and licenses necessary for CrowdEngine's receipt, storage, processing, use, modification, and disclosure of the Authorized User's End User Information and other Customer Content supplied by the Authorized User to the fullest extent necessary or useful for CrowdEngine's provision of the Subscription Services and performance of its other obligations hereunder, links to and incorporates the Customer's privacy policy and includes procedures for notification of and removal of infringing content consistent with procedures described in the Digital Millennium Copyright Act, and will require each End User to agree and consent to such terms of use. Customer will promptly respond to all notices of removal of infringing content in accordance with the applicable procedures set forth in the Digital Millennium Copyright Act.

5.	CUSTOMER CONTENT

5.1  Customer Representations Regarding Customer Content. Customer may upload or otherwise transmit on or through the Customer Portal only Customer Content that is not subject to any third-party Proprietary Rights, or Customer Content in which any holder of Proprietary Rights has given express authorization for distribution on the Customer Portal or Subscription Services. Customer represents and warrant that to the best of its knowledge: (a) the Customer Content and all elements thereto are wholly owned original works of authorship created and/or developed by or for Customer, are in the public domain, or are properly authorized by the holder of the Proprietary Rights relating to such Customer Content; (b) Customer did not copy any content incorporated or used in the Customer Content or any element thereto from any copyrighted or other proprietary source owned by any other person or entity without such owner's express authorization; (c) the Customer Content does not infringe upon any statutory or common law copyright, any trade dress, trademark, or service mark, or any patent; (d) the Customer Content does not violate the right of privacy or publicity of any person, and do not contain any matter libelous or otherwise in contravention of the rights of any third party; (e) the Customer Content contains no matter that violates any federal, state, or local common law, statute, or regulation, nor is it in any manner unlawful; (f) no third party has made any claims of infringement of their Proprietary Rights by the Customer Content. Customer acknowledges and agrees that Customer is solely responsible for all of the Customer Content that is uploaded or otherwise transmitted on or through the Subscription Services. CrowdEngine will have the right, but not the obligation, in its sole discretion to monitor Customer Content on the Customer Portal. CrowdEngine cannot monitor or prescreen all of the Customer Content on the Customer Portal, and CrowdEngine will not be responsible for and will not consistently attempt to do so. Customer acknowledges and agrees that (a) CrowdEngine does not monitor the Customer Content passing through the Subscription Services and Customer Portal for purposes of verifying accuracy or legal compliance, and (b) Customer will ensure that the Customer Content transmitted via the Customer Portal complies with all Applicable Laws and regulations, whether now in existence or hereafter enacted and in force. CrowdEngine will make good faith efforts to investigate allegations that the Customer Content violates this Agreement, but CrowdEngine (a) makes no warranty to Customer that CrowdEngine will edit, remove, or continue to permit the display of any specific Customer Content which violates the representations set herein, whether or not subject to such allegations, and (b) will have no liability whatsoever for editing, removing, or continuing to permit the display of any Customer Content which violates this Agreement. CrowdEngine does not endorse, approve, or prescreen any Customer Content that Customer communicates on the Customer Portal or Subscription Services. CrowdEngine does not assume any responsibility or liability for Customer Content that is generated by Customer using the Customer Portal or Subscription Services. Customer bears the entire risk of the completeness, accuracy or usefulness of Customer Content found on the Customer Portal. CrowdEngine does not control the quality, accuracy or content of any versions of the Customer Portal or Subscription Services translated into a different language by Customer or any third party. Vulgar language, crude or explicit sexual references, discussions of illegal drugs, and hate speech are always inappropriate Customer Content. IF, IN CROWDENGINE'S REASONABLE BUSINESS JUDGMENT, ANY CONTENT IS FOUND TO BE IN VIOLATION OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT OR ANY STATE OR FEDERAL LAW OR ANY APPLICABLE FOREIGN LAWS, RULES AND REGULATIONS, CUSTOMER HEREBY CONSENTS THAT CROWDENGINE MAY EDIT, DELETE, REFUSE TO POST, AND/OR REMOVE SUCH CONTENT AND/OR SUSPEND ANY OR ALL OF THE SERVICES TO PREVENT ANY HARM TO CROWDENGINE AND ITS BUSINESS. CROWDENGINE WILL PROVIDE CUSTOMER AN OPPORTUNITY TO CURE, IF PRACTICABLE, DEPENDING ON THE NATURE OF THE BREACH. ONCE CURED, CROWDENGINE WILL PROMPTLY RESTORE THE SERVICES.

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5.2 Customer Content License. Customer grants CrowdEngine an irrevocable, non-exclusive, worldwide, royalty-free, sublicensable, transferable right and license to use, host, store, cache, reproduce, publish, display (publicly or otherwise), perform (publicly or otherwise), distribute, rent, lease, transmit, modify, adapt (including, without limitation, in order to conform it to the requirements of any networks, devices, services, or media through which the Subscription Services makes the Customer Content available), and create derivative works of, the Customer Content. The rights Customer grants in this license are for the sole purpose of allowing CrowdEngine to provide the Subscription Services pursuant to this Agreement. The reference in this license to "create(ing) derivative works" is not intended to give CrowdEngine a right to make substantive editorial changes or derivations of the Customer Content, but does, for example, enable reblogging or reposting of the Customer Content, which allows End Users to redistribute Customer Content from the Customer Portal to another site in a manner that allows them to add their own text or other content before or after Customer Content.

6.	FEES AND PAYMENT

6.1  Fees. Customer will pay all Fees (including without limitation set-up fees, launch support fees, custom development fees, and subscription fees) as set forth in any applicable Service Order(s). Except as otherwise specified herein or in a Service Order, (a) fees are based on Subscription Services purchased and not actual usage, and (b) payment obligations are non-cancelable and fees paid are non-refundable. All Fees are due and payable within ten days of the date of the invoice.

6.2  Invoicing and Payment. Fees will be invoiced and due in accordance with with the payment terms set forth on any relevant Service Order according to CrowdEngine policies which are available online at http://crowdengine.com/billing-policies. Customer is responsible for providing complete and accurate billing and contact information to CrowdEngine and notifying CrowdEngine of any changes to such information. You must report any overcharges or billing disputes within 30 days of the time you become aware, or should have become aware, of the existence of the overcharge or dispute.

6.3  Overdue Charges. If any invoiced amount is not received by CrowdEngine by the due date, then without limiting CrowdEngine's rights or remedies, those charges may accrue late interest at the rate of 1.5% of the outstanding balance per month, or the maximum rate permitted by law, whichever is lower.

6.4  Suspension of Subscription Service. If any charge owing by Customer is 30 days or more overdue, CrowdEngine may, without limiting its other rights and remedies, suspend Subscription Services until such amounts are paid in full, provided CrowdEngine has given Customer at least 10 days' prior notice that its account is overdue in accordance with the “Notices" section below.

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6.5  Taxes. CrowdEngine's fees do not include any taxes, levies, duties or similar governmental assessments of any nature, including, for example, value-added, sales, use or withholding taxes, assessable by any jurisdiction whatsoever (collectively, “Taxes"). Customer is responsible for paying all Taxes associated with its purchases hereunder. If CrowdEngine has the legal obligation to pay or collect Taxes for which Customer is responsible under this section, CrowdEngine will invoice Customer and Customer will pay that amount unless Customer provides CrowdEngine with a valid tax exemption certificate authorized by the appropriate taxing authority. For clarity, CrowdEngine is solely responsible for taxes assessable against it based on its income, property and employees.

6.6  Future Functionality. Customer agrees that unless otherwise expressly stated on a Service Order executed by CrowdEngine, Customer's purchases are not contingent on the delivery of any future functionality or features, or dependent on any oral or written public comments made by CrowdEngine regarding future functionality or features.

7.	CROWDENGINE'S PROPRIETARY RIGHTS

7.1  Reservation of Rights. CrowdEngine reserves all of its right, title and interest, including without limitation all Proprietary Rights, in and to the CrowdEngine Technology, the Subscription Services, and the Customer Portal (excluding the Customer Data and Customer Content), including without limitation, web pages, databases, source code, tools, URL addresses registered by CrowdEngine, custom functionality, CrowdEngine domains, URLs, product names, trademarks, and logos associated with the Subscription Services and underlying source code. All rights not expressly granted to Customer herein with respect to the Subscription Services and CrowdEngine Technology are expressly reserved by CrowdEngine in perpetuity.

7.2  License by Customer to Use Feedback. Customer hereby unconditionally and irrevocably transfers and assigns to CrowdEngine any rights Customer may have to any suggestions, ideas, enhancement requests, feedback, recommendations or other information that Customer sends to CrowdEngine relating to Customer's suggestions regarding improving, modifying or changing the Subscription Services (“Feedback"). All Feedback will be deemed unconditionally and irrevocably assigned by Customer to CrowdEngine from the moment of submission and/or delivery to CrowdEngine. Accordingly, CrowdEngine will be irrevocably entitled to use, reproduce, modify, adapt, publish, broadcast, license, perform, post, sell, translate, create derivative works from and distribute any Feedback for any purpose whatsoever, commercial or otherwise, in any medium now known or hereafter devised, without compensation or credit to the provider of the Feedback. Customer also gives up any claim that any use by CrowdEngine or its licensees or licensors of any Feedback violates any of Customer rights, including but not limited to moral rights, privacy rights, rights to publicity, proprietary or other rights, or rights to credit for the material or ideas set forth therein.

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8.	CONFIDENTIALITY

8.1  Definition of Confidential Information. “Confidential Information" means all information disclosed by a party (“Disclosing Party") to the other party (“Receiving Party"), whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure. Confidential Information of Customer includes without limitation Customer Data; Confidential Information of CrowdEngine includes without limitation the Subscription Services; and Confidential Information of each party includes the terms and conditions of this Agreement and all Service Order (including without limitation pricing), as well as business and marketing plans, technology and technical information, product plans and designs, and business processes disclosed by such party. However, Confidential Information does not include any information that (i) is or becomes generally known to the public without breach of any obligation owed to the Disclosing Party, (ii) was known to the Receiving Party prior to its disclosure by the Disclosing Party without breach of any obligation owed to the Disclosing Party, (iii) is received from a third party without breach of any obligation owed to the Disclosing Party, or (iv) was independently developed by the Receiving Party.

8.2  Protection of Confidential Information. The Receiving Party will use the same degree of care that it uses to protect the confidentiality of its own confidential information of like kind (but not less than reasonable care) (i) not to use any Confidential Information of the Disclosing Party for any purpose outside the scope of this Agreement, and (ii) except as otherwise authorized by the Disclosing Party in writing, to limit access to and disclosure of Confidential Information of the Disclosing Party to those of its and its Affiliates' employees and contractors who need that access for purposes consistent with this Agreement and who have signed confidentiality agreements with the Receiving Party containing protections no less stringent than those herein. Neither party will disclose the terms of this Agreement or any Service Order to any third party other than its Affiliates, legal counsel and accountants without the other party's prior written consent, provided that a party that makes any such disclosure to its Affiliate, legal counsel or accountants will remain responsible for such Affiliate's, legal counsel's or accountant's compliance with this “Confidentiality" section.

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8.3  Compelled Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent compelled by law to do so, provided the Receiving Party gives the Disclosing Party prior notice of the compelled disclosure (to the extent legally permitted) and reasonable assistance, at the Disclosing Party's cost, if the Disclosing Party wishes to contest the disclosure. If the Receiving Party is compelled by law to disclose the Disclosing Party's Confidential Information as part of a civil proceeding to which the Disclosing

Party is a party, and the Disclosing Party is not contesting the disclosure, the Disclosing Party will reimburse the Receiving Party for its reasonable cost of compiling and providing secure access to that Confidential Information.

8.4  General Skills and Knowledge. Notwithstanding anything to the contrary in this Agreement, Customer agrees that CrowdEngine is not prohibited from utilizing any skills or knowledge of a general nature acquired during the course of providing the Subscription Services, including without limitation information publicly known or available or that could reasonably be acquired in similar work performed for another Customer of CrowdEngine.

9.	REPRESENTATIONS, WARRANTIES, EXCLUSIVE REMEDIES AND DISCLAIMERS

9.1  Customer Representations, Covenants and Warranties.

(a)Customer represents and warrants that it has obtained all material licenses, authorizations, approvals, consents or permits required by Applicable Laws to conduct its business and to perform its obligations under this Agreement.(b)Customer represents, covenants and warrants that the performance of its obligations and use of the Subscription Services and Customer Portal by Customer and End Users will comply with, and will not violate, any Applicable Laws, or regulations, including without limitation any and all laws and regulations of the country in which Customer chooses to provide the Customer Portal/Subscription Services, including without limitation any privacy and data security laws and regulations and the CAN-SPAM Act of 2003 and including without limitation by causing a breach of any agreements with any third parties or unreasonably interfering with the use by other CrowdEngine Customers of CrowdEngine services.(c)Customer represents, covenants and warrants that: (i) Customer has all rights and interests to operate, license, maintain, modify, and otherwise conduct business with CrowdEngine and End Users through the Customer Portal; (ii) Customer will ensure that all transmissions of Customer Content to CrowdEngine are authorized; (iii) Customer will use the Subscription Services, and will use commercially reasonable efforts to ensure End Users use the Customer Portal, solely for legal purposes.(d)Without limitation to any other provision of this Agreement and notwithstanding any other obligations Customer may have pursuant to Applicable Laws, Customer will, consistent with industry standards and best practices, implement and maintain appropriate administrative, technical and physical safeguards to protect the confidentiality of Customer Data, including without limitation End User Information.(e)Without limitation to any other provision of this Agreement and notwithstanding any other obligations Customer may have pursuant to Applicable Laws, Customer represents, covenants and warrants that Customer will limit access to Customer Data, including without limitation End User Information, to those individuals who have a “need to know" in connection with Customer's business and will obligate those individuals to acknowledge consumers' rights to privacy and adhere to fair information practices. Customer acknowledges that its right to use and disclose information concerning consumer information is subject to the federal Gramm-Leach-Bliley Act (the “ Gramm Act") and its implementing regulations and other country, federal and state laws and regulations regarding privacy and the confidentiality of Customer or consumer records. Customer agrees to comply with the applicable requirements under the Gramm Act (15 U.S.C. section 6801 et seq.) and the Privacy Safeguards Rule promulgated by the Federal Trade Commission thereunder (16 C.F.R. Section 314 (together, the “GLB Act") with respect to “nonpublic personal information" (as defined under the GLB Act) it receives on individuals, including, without limitation, to use that information solely for the purposes of carrying out this Agreement, and implementing procedures required under the GLB Act to safeguard such information.

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9.2  Disclaimers. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE FULLEST EXTENT PERMISSIBLE BY LAW, WITHOUT LIMITING THE FOREGOING, CROWDENGINE SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING (a) ITS NETWORK, INCLUDING WITHOUT LIMITATION ANY LIABILITY OR INDEMNIFICATION OBLIGATIONS FOR ANY HARM OR DAMAGES CAUSED BY ANY THIRD-PARTY HOSTING PROVIDERS; (b) THE AMOUNT OF REVENUE THAT MAY BE GENERATED; AND (c) ANY ECONOMIC OR OTHER BENEFIT THAT CUSTOMER MIGHT OBTAIN THROUGH ITS PARTICIPATION IN THIS AGREEMENT. SPECIFICALLY, CROWDENGINE DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT ANY SERVICES WILL MEET ANY REQUIREMENTS OF CUSTOMER OR END USERS UNDER FEDERAL, STATE OR LOCAL LAWS. CROWDENGINE EXPRESSLY DISCLAIMS ANY LIABILITY TO ANY PERSON FOR LOSS OR DAMAGE CAUSED BY ERRORS OR OMISSIONS IN THE CROWDENGINE TECHNOLOGY OR SERVICES, UNLESS SUCH ERRORS OR OMISSIONS RESULT FROM CROWDENGINE'S GROSS NEGLIGENCE, BUT NOT FOR ANY OTHER CAUSE.

9.3  Acknowledgment. CUSTOMER AGREES AND ACKNOWLEDGES THAT CROWDENGINE IS NOT, IN ANY MANNER, PROVIDING LEGAL SERVICES OR LEGAL ADVICE TO CUSTOMER. FURTHERMORE, CUSTOMER AGREES AND ACKNOWLEDGES THAT CROWDENGINE IS NOT AN ADVISOR AS TO TAX, FINANCIAL, BUSINESS, ACCOUNTING OR REGULATORY MATTERS IN ANY JURISDICTION. NONE OF THE ADVICE, GUIDANCE OR ANY SERVICES PROVIDED BY CROWDENGINE WILL BE DEEMED LEGAL, TAX, FINANCIAL OR BUSINESS ADVICE. CUSTOMER IS SOLELY RESPONSIBLE FOR CONSULTING WITH ITS LEGAL COUNSEL TO ENSURE THAT THE CUSTOMER PORTAL COMPLIES WITH ALL APPLICABLE LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CROWDENGINE WILL PROVIDE A COMPLIANT REG A+ SOLUTION OUT OF THE BOX BUT MAKES NO REPRESENTATION OR WARRANTIES REGARDING THE CUSTOMER PORTAL'S COMPLIANCE WITH THE SECURITIES ACT, THE EXCHANGE ACT OR ANY OTHER APPLICABLE SECURITIES OR BLUE SKY LAWS ANY FOR PRIVATE PLACEMENT OR SIMILAR SECURITIES OFFERINGS AS IT RELATES TO ANY CUSTOMIZATION, CHANGES, MODIFICATIONS, OR ALTERATIONS MADE TO THE PORTAL BY CUSTOMER.

10.	MUTUAL INDEMNIFICATION

10.1  Indemnification by Customer.

(a)To the fullest extent permissible by law, Customer will defend, indemnify and hold harmless CrowdEngine and its Affiliates, and their respective employees, officers, directors, attorneys, agents, independent contractors, assigns and representatives, (collectively, “ CrowdEngine Indemnitees"), including without limitation each individual, corporation, partnership, trust, limited liability company, association or other entity (each, a “Person"), if any, who controls such CrowdEngine Indemnitee within the meaning of the Securities Act of 1933, as amended (the “Securities Act", or the Securities Exchange Act of 1934, as amended (the “Exchange Act"), against any and all liabilities, claims, losses, reasonable costs and expenses, including reasonable attorneys' fees together, “Damages"), which CrowdEngine Indemnitees have incurred or may incur as a result of any claim or action brought or that may be brought by a third party, to the extent relating to, in connection with, or arising out of (a) any violation of any Applicable Law by Customer; (b) the End User Information or Customer Content contained on the Customer Portal or the administration of any portion of the Customer Portal by Customer via the Administrative Accounts; (c) any breach by Customer of any representation, warranty, obligation or any other breach of this Agreement; (d) any violation of third party Proprietary Rights by any Customer Content provided by Customer or End Users hereunder; (e) any negligent, reckless or intentional acts or omissions by Customer or any of Customer's employees, agents or representatives; or (f) anything published on the Customer Portal. Customer will have the right to select and control legal counsel for the defense of any such claim or action and for any negotiations relating to any such claim or action as it applies to or against Customer. CrowdEngine will reasonably cooperate in the investigation, defense and settlement of any claim or action and will provide prompt notice of any such claim or action or reasonably expected claim or action to Customer. CrowdEngine will have the right, but not the obligation, to retain its own separate legal counsel at its own expense to defend any such claim or action. If Customer fails or refuses to defend or settle any claims or actions, then CrowdEngine will, upon written notice to the Customer, have the right to defend or settle (and control the defense of) such claims or actions.(b)To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any CrowdEngine Indemnitee otherwise entitled to indemnification under Section 10.1(a) makes a claim for indemnification pursuant to Section 10.1(a) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that Section 10.1(a) provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under Section 10.1(a), then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of Customer and the CrowdEngine Indemnitee in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of Customer and of the CrowdEngine Indemnitee will be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by Customer or by the CrowdEngine Indemnitee and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; provided, further, however, in no event will the aggregate liability for all CrowdEngine Indemnitees for contribution under this Section 10.1(b) exceed the limitation of liability amount set forth in Section 11, except in the case of willful misconduct or fraud by a CrowdEngine Indemnitee.

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10.2  Indemnification by CrowdEngine. CrowdEngine will defend Customer against any claim, demand, suit or proceeding made or brought against Customer by a third party alleging that the use of the Subscription Service in accordance with this Agreement infringes or misappropriates such third party's intellectual property rights (a “Claim Against Customer"), and will indemnify Customer from any damages, attorneys' fees and costs finally awarded against Customer as a result of, or for amounts paid by Customer under a court-approved settlement of, a Claim Against Customer, provided Customer (a) promptly gives CrowdEngine written notice of the Claim Against Customer, (b) gives CrowdEngine sole control of the defense and settlement of the Claim Against Customer (except that CrowdEngine may not settle any Claim Against Customer unless it unconditionally releases Customer of all liability), and (c) gives CrowdEngine all reasonable assistance, at CrowdEngine's expense. If CrowdEngine receives information about an infringement or misappropriation claim related to a Subscription Service, CrowdEngine may in its discretion and at no cost to Customer (i) modify the Subscription Services so that they no longer infringe or misappropriate, (ii) obtain a license for Customer's continued use of that Subscription Service in accordance with this Agreement, or (iii) terminate Customer's subscriptions for that Subscription Service upon 30 days' written notice and refund Customer any prepaid fees covering the remainder of the term of the terminated subscriptions. The above defense and indemnification obligations do not apply to the extent a Claim Against Customer arises from Customer's breach of this Agreement or from any Customer Content or Customer Data. This paragraph states CrowdEngine's sole liability to Customer, and Customer's exclusive remedy against CrowdEngine, for any type of claim described in this paragraph.

11.	LIMITATION OF LIABILITY

11.1  Limitation of Liability. EXCEPT WITH RESPECT TO EACH PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT AND EITHER PARTY'S BREACH OF ITS OBLIGATIONS PURSUANT TO SECTION 8 (CONFIDENTIALITY), NEITHER PARTY'S LIABILITY WITH RESPECT TO ANY SINGLE INCIDENT ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL EXCEED THE AMOUNT PAID BY CUSTOMER HEREUNDER IN THE SIX

(6) MONTH PERIOD PRECEDING THE INCIDENT, PROVIDED THAT IN NO EVENT WILL EITHER PARTY'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE TOTAL AMOUNT PAID BY CUSTOMER HEREUNDER. THIS LIMIT IS CUMULATIVE AND ALL PAYMENTS UNDER THIS AGREEMENT FOR THE SIX (6) MONTH PERIOD PRECEDING THE INCIDENT WILL BE AGGREGATED TO CALCULATE SATISFACTION OF THE LIMIT. THE EXISTENCE OF MULTIPLE CLAIMS WILL NOT ENLARGE THIS LIMIT. THE ABOVE LIMITATIONS WILL APPLY WHETHER AN ACTION IS IN CONTRACT OR TORT AND REGARDLESS OF THE THEORY OF LIABILITY. HOWEVER, THE ABOVE LIMITATIONS WILL NOT LIMIT CUSTOMER'S PAYMENT OBLIGATIONS UNDER THE “FEES AND PAYMENT" SECTION ABOVE.

11.2  Exclusion of Consequential and Related Damages. EXCEPT WITH RESPECT TO EACH PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT AND EITHER PARTY'S BREACH OF ITS OBLIGATIONS PURSUANT TO SECTION 8 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY LOST PROFITS, REVENUES OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, COVER OR PUNITIVE DAMAGES, WHETHER AN ACTION IS IN CONTRACT OR TORT AND REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING DISCLAIMER WILL NOT APPLY TO THE EXTENT PROHIBITED BY LAW.

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12.	TERM AND TERMINATION

12.1  Term of Agreement. This Agreement shall commence on the Effective Date and continue until all Service Orders hereunder have expired or have been terminated, or until this Agreement is terminated in accordance with its terms.

12.2  Term of Service Order. Any Service Order created under this Agreement will commence immediately upon execution by both parties, and will continue thereafter as provided in the Service Order; provided, however, that notwithstanding anything to the contrary herein or in any Service Order, all existing Service Orders will also terminate upon the termination of this Agreement.

12.3  Termination for Cause. If either party fails to comply with any of the material terms and conditions of this Agreement or Service Order, including without limitation the payment of any Subscription Fee or reimbursement due and payable to CrowdEngine under this Agreement, the other party may terminate this Agreement and/or any or all Service Orders and any and all license rights upon fifteen (15) days' written notice to the defaulting party specifying any such breach, unless within the period of such notice, all breaches specified therein will have been remedied.

12.4  Termination by CrowdEngine for End of Life. CrowdEngine intends to continue to provide and support the Subscription Services for so long as Customer renews in accordance with the applicable Service Order; provided, however, if, CrowdEngine determines in its sole discretion that it is no longer feasible to support the Subscription Services, CrowdEngine may terminate this Agreement for end of life at any time by providing one hundred eighty (180) days' written notice to Customer.

12.5  Refund or Payment upon Termination. If this Agreement is terminated by Customer in accordance with the “Termination for Cause" section above or if this Agreement is terminated by CrowdEngine in accordance with the “Termination by CrowdEngine for End of Life" section above, CrowdEngine will refund Customer after the effective date of termination any prepaid fees covering the remainder of the term of all Service Orders in effect on the date of termination. If this Agreement is terminated by CrowdEngine in accordance with the “Termination for Cause" section above, Customer will pay CrowdEngine any unpaid fees covering the remainder of the term of all Service Orders. In no event will termination relieve Customer of its obligation to pay any fees payable to CrowdEngine for the period prior to the effective date of termination.

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12.6  Effect of Termination. Upon the termination or expiration of this Agreement, the Customer Portal URL will be de-activated and will no longer be used by either party. Upon the expiration or termination of this Agreement for any reason: (a) Customer will cease use of, and return to CrowdEngine, any materials provided by CrowdEngine; (b) CrowdEngine will return to Customer all End User Information, Customer Content, Customer Confidential Information and any other Customer materials then in the possession of CrowdEngine; and (c) CrowdEngine will make Customer Content inaccessible and cease use of the Customer Content, provided that Customer acknowledges and agrees that: (i) removed Customer Content may persist in caches or backups for a reasonable period of time, and (ii) CrowdEngine will not have control over any Customer Content that has been copied from the Customer Portal by End Users and reposted or redistributed to a third party site (Facebook, Twitter, personal blog, etc.), and CrowdEngine will not be responsible for the removal of such reposted and/or redistributed Customer Content on third party sites.

12.7  Transition Services. If Customer is current in all payments due to CrowdEngine at the time of expiration or termination this Agreement, CrowdEngine will provide to Customer its End User Information, Customer Content and any other Customer materials in the possession of CrowdEngine in a standard database document format readily available to CrowdEngine at no additional charge. If Customer requests the End User Information and Customer Content in a non-standard format, Customer will pay to CrowdEngine a reasonable fee for technical services as determined by CrowdEngine.

12.8  Surviving Provisions. Any provision of the Agreement that by its express terms or nature contemplates performance or observance subsequent to termination or expiration of the Agreement will survive termination or expiration of the Agreement and continue in full force and effect.

13.GENERAL	PROVISIONS

13.1  Export Compliance. The Subscription Services, other CrowdEngine technology, and derivatives thereof may be subject to export laws and regulations of the United States and other jurisdictions. CrowdEngine and Customer each represents that it is not named on any U.S. government denied-party list. Customer will not knowingly permit any User to access or use any Subscription Service in a U.S.-embargoed country (currently Cuba, Iran, North Korea, Sudan or Syria) or in violation of any U.S. export law or regulation.

13.2  Entire Agreement and Order of Precedence. This Agreement is the entire agreement between CrowdEngine and Customer concerning its subject matter and supersedes all prior and contemporaneous agreements, proposals or representations, written or oral, concerning its subject matter. No modification, amendment, or waiver of any provision of this Agreement will be effective unless in writing and signed by the party against whom the modification, amendment or waiver is to be asserted. The parties agree that any term or condition stated in a Customer quote, bid, purchase order or in any other Customer order documentation (excluding Service Order) is void. In the event of any conflict or inconsistency among the following documents, the order of precedence will be: (1) the applicable Service Order, (2) any exhibit, schedule or addendum to this Agreement, and (3) the body of this Agreement.

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13.3  Interpretation. The parties hereto agree that this Agreement has been negotiated jointly and constitutes an arms-length negotiation. The parties agree that this Agreement will be interpreted as if drafted jointly by the parties and that no adverse inference will arise against a party nor will any provision hereof be interpreted against a party by virtue of that party's authorship of any provision of this Agreement.

13.4  Relationship of the Parties. The parties are independent contractors. This Agreement does not create a partnership, franchise, joint venture, agency, fiduciary or employment relationship between the parties.

13.5	Third-Party Beneficiaries. There are no third-party beneficiaries under this Agreement.

13.6  Notices. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposit with an overnight courier, sent by email or facsimile (provided delivery is confirmed), or U.S. Mail (registered or certified only), return receipt requested, in each case to the address set forth on the initial page hereof or at such other addresses as will be designated in writing by either party to the other in accordance with this Section. Such notice will be deemed to be given when received.

13.7  Waiver. No failure or delay by either party in exercising any right under this Agreement will constitute a waiver of that right.

13.8  Severability. If any provision of this Agreement is declared invalid or unenforceable, such provision will be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision will not affect any other provision of this Agreement, and this Agreement will continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

13.9  Assignment. Neither party may assign any of its rights or obligations hereunder, whether by operation of law or otherwise, without the other party's prior written consent (not to be unreasonably withheld); provided, however, either party may assign this Agreement in its entirety (including without limitation all Service Orders), without the other party's consent to its Affiliates or in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets. Notwithstanding the foregoing, if Customer is acquired by, sells substantially all of its assets to, or undergoes a change of control in favor of, a direct competitor of CrowdEngine, then CrowdEngine may terminate this Agreement upon written notice. In the event of such a termination, CrowdEngine will refund Customer any prepaid fees covering the remainder of the term of all subscriptions. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns.

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13.10  Governing Law. This Agreement, and any disputes arising out of or related hereto, will be governed exclusively by the internal laws of the State of Utah, without regard to its conflicts of laws provisions or the United Nations Convention on the International Sale of Goods.

13.11  Venue. The state and federal courts located in Salt Lake City, Utah, will have exclusive jurisdiction over any dispute relating to this Agreement, and each party consents to the exclusive jurisdiction of those courts. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION OR PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT TO THE FULLEST EXTENT PERMITTED BY LAW.

13.12  Counterparts. This Agreement may be signed in multiple counterparts, which, taken together, will be considered one original. Facsimile signatures, signatures on an electronic image (such as .PDF or .JPG format), and electronic signatures will be deemed to be original signatures.

 Signed by each party's authorized representative:

Service Order

This Service Order (“Service Order"), dated as of 12/12/2018 , is entered into and made between Crowd Engine, Inc. (“CrowdEngine") and Secured Investment Corp (“Customer").

Both parties acknowledge that upon execution of this Service Order by both parties this Service Order will to be a valid attachment to and incorpoated in the CrowdEngine Master Services Agreement by and between

CrowdEngine and Customer dated 12.12.2018 , (the “ Service Agreement"). All other terms of the Service Agreement will remain in full force and effect. Capitalized terms used in this Service Order and not otherwise defined will have the same meaning as set forth in the body of the Service Agreement.

 This Service Order (?Service Order"), dated as of 12/12/2018 , is entered into and made between Crowd Engine, Inc. (?CrowdEngine") and Secured Investment Corp (?Customer"). Both parties acknowledge that upon execution of this Service Order by both parties this Service Order will to be a valid attachment to and incorpoated in the CrowdEngine Master Services Agreement by and betweenCrowdEngine and Customer dated, (the ? Service Agreement"). All other terms of the Service Agreement will remain in full force and effect. Capitalized terms used in this Service Order and not otherwise defined will have the same meaning as set forth in the body of the Service Agreement.

1.  Services.

1.1  Services Description. The services provided will be as described on www.crowdengine.com, and similar to the services provided at equitydemo.new.crowdengine.com, which may be modified from time to time, including without limitation to include software enhancements, security updates, and maintenance. Customer agrees to have the tagline “Powered by CrowdEngine" in a font and size agreed to by the parties at the bottom of the Customer Portal.

2.	Subscription Fees

2.1  Setup Fee. The initial setup fee for provisioning of the CrowdEngine Technology and Subscription Services for establishing the Customer Portal will be a non-refundable fee of $3,000.00, due upon the execution of this Service Order.

2.2  Subscription Fee. The periodic Subscription Fee for this Service Order shall be $1,500.00 per month, plus any selected options. Other than the initial payment, Subscription Fees shall be automatically paid by credit card or ACH debit and due on the 1st day of each calendar month. Any partial periods shall be pro- rated. Test The Waters Special Pricing (Reg A+ only). After your first full month payment of $1,500, pay only $500 per month until FINRA approves your Reg A+ offering while collecting investor data. First Full month payment will be due January 1, 2019. No monthly fee will be due for December.

3.  Term. The initial term (“Initial Term") of this Service Order will commence as of the date first written above and continue for 6 months. After the Initial Term this Service Order will continue on a month-to-month basis unless either party notifies the other in writing not less than thirty (30) days prior to its intention not to renew. Any discounted months shall not count towards the Initial Term commitment.

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3.1  Early Termination. If Customer terminates the Service Agreement or this Service Order or ceases to continue making Subscription Fee payments prior to the expiration of the initial term for any reason other than for material breach by CrowdEngine, then subscription fees for the remainder of the term will accelerate and become due and payable in a lump sum immediately upon termination.

Signed by each party's authorized representative:

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Payment Authorization

Sign and complete this form to authorize Crowd Engine Inc, to make a charge to your ACH account listed above. By signing this form you give Crowd Engine

Inc permission to debit your account for the amounts due under the Master Service Agreement and associated Service Orders.

I authorize Crowd Engine Inc. to charge the bank account via ACH in this authorization form according to the terms outlined in the executed MSA. I certify that I am an authorized user of this bank account, and that I will not dispute the payment with my bank; so long as the transaction is consistent with the terms the Crowd Engine Master Service Agreement.

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